Exhibit 5.1

Ichor Holdings, Ltd. PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands
18 March 2024
Ichor Holdings, Ltd.
We have acted as counsel as to Cayman Islands law to Ichor Holdings, Ltd. (the "Company") in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (File No. 333-273825) and the Preliminary Prospectus Supplement thereto dated 12 March 2024 (together, the "Registration Statement"), related to the offering and sale of ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”) of up to 3,450,000 Ordinary Shares (the "Shares") to be issued and sold by the Company. Such offering is being underwritten pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company and the underwriters named therein.
This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1    The certificate of incorporation dated 30 January 2012 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 24 May 2022 (the "Memorandum and Articles").
1.2    The written resolutions of the board of directors of the Company dated 5 March 2024 (the "Board Resolutions") and the written resolutions of the pricing committee of the board of directors of the Company (the "Committee") dated 13 March 2024 (the "Committee Resolutions" and, together with the Board Resolutions, the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.
1.3    A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").
1.4    A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.5    The Registration Statement.
1.6    A draft of the Underwriting Agreement.

2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1    Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2    All signatures, initials and seals are genuine.
2.3    There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Underwriting Agreement or and the Registration Statement.
2.4    There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.
3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1    The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2    The issue of the Shares to be issued by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, such Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.
3.3    The authorised share capital of the Company is US$22,000 divided into 200,000,000 Ordinary Shares of a par value of US$0.0001 each and 20,000,000 Preferred Shares of a par value of US$0.0001 each.
3.4    The statements made in the Registration Statement under the headings and sub-headings, "Description of Our Share Capital", "Material Differences in Corporate Law", "Material Tax Considerations – Cayman Islands Taxation" and "Material Tax Considerations – Under Existing Cayman Islands Laws" are correct in so far as such statements are summaries of or relate to Cayman Islands law.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1    To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2    Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of the Shares may be subject to re-examination by a Cayman Islands court.
4.3    Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.4    In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of the Shares, that a shareholder shall not, in respect of the Shares and in the absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully
/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP

Ichor Holdings, Ltd.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

To:    Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

18 March 2024

Ichor Holdings, Ltd. (the "Company")
I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:
1The Memorandum and Articles remain in full force and effect and are unamended.
2The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.
3The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.
4The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
5The directors of the Company at the date of the Board Resolutions and at the date of this certificate were and are as follows: Thomas M. Rohrs, John Kispert, Marc Haugen, Wendy Arienzo, Iain MacKenzie, Laura Black, Jeffrey Andreson, Sarah O’Dowd, Yuval Wasserman and Jorge Titinger.
6The members of the Committee as at the date of the Committee Resolutions and at the date of this certificate were and are as follows: Laura Black, Iain MacKenzie and Thomas M. Rohrs.
7The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
8Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

9Each director of the Company considers the entry by the Company into the Registration Statement (including the transactions contemplated thereunder) to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
10The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.
11To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.
12The Company is not subject to the requirements of Part XVIIA of the Companies Act.
13To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.
14The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
15No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
16The Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).
17The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.
18There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Underwriting Agreement.
(Signature Page follows)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:    /s/ Jeffrey Andreson_____________
Name:         Jeffrey Andreson
Title:        Director

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